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                                                                     Exhibit 3.3

                        SALES REPRESENTATION AGREEMENT

     This is a Sales Representation Agreement (the "Agreement") made and entered into this 29th day of June 1999 between Darwin Networks ("Darwin"), a Delaware Corporation, located at 1000 W. Ormsby, Suite 135 Louisville, Kentucky 40210 and TEN Private Cable Systems Inc. (the "Sales Representative"), a Canadian corporation located at 3150 Celtic Ave., Vancouver BC V6N 3X7.

                                   Recitals
                                   --------

A. Darwin provides high-speed data services and Internet access (the "Darwin Services") services to its customers through various telephone company, cable and wireless sources, including without limitations, analog and digital telephone systems via digital subscriber line (xDSL) technology.

B. Darwin wishes to retain Sales Representative upon the terms and conditions set forth below to initiate contracts for the introduction of Darwin Services to owner/operators in the lodging (hotel/motel) industry (i.e. "Operators") who wish to offer their guests the opportunity to utilize their telephone systems for high-speed data services and Internet access.

NOW, THEREFORE, in consideration of the foregoing and the covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Darwin and the Sales Representative agree as follows:

1.   Appointments. Subject to the terms and conditions of this Agreement, Darwin
     ------------
hereby appoints the Sales Representative, as an independent contractor, to solicit orders for the sale of Darwin's Data Services and for the sale of such other services, products and Darwin Services as may, in the discretion of Darwin, from time to time be brought under of deleted from this Agreement, all of which are referred to as "Darwin Services". The Sales Representative accepts such appointment.

2.   Area of Primary Sales Responsibility. The Sales Representative's area of
     ------------------------------------
its primary sales responsibility (the "Marketing Area") is described in Exhibit "A".

3.   Sales Efforts
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     (a)  The Sales Representative agrees to:

          (1) promote diligently the sale of Darwin Services in the Marketing Area in accordance with announced policies of Darwin, and increase the volume of sales and customers in the Marketing Area, considering the business potential and competitive circumstances in the Marketing Area;

          (2) achieve such periodic sales goals as Darwin may reasonable determine and to cooperate with Darwin in reviewing and planning the Sales Representative's efforts to achieve such goals;
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          (3)  maintain and equip at its own expense a business establishment having facilities and provide such sales and service personnel as may be reasonably satisfactory to Darwin;

          (4) establish and maintain at its own expense a training program to instruct and educate its employees regarding the sale, use and servicing of the Darwin Services, in this respect the Sales Representative will at its own expense cause selected employees to attend selected Darwin-sponsored training programs.

          (5) perform such start up services and other customer services (unless alternate services are approved by Darwin) as may be required to effectively promote good customer relationships and the sale and servicing of the Darwin Services, whether or not the Sales Representative was involved in the sale of the Darwin Services;

          (6) distribute at its own expense advertising material furnished by Darwin to those who may purchase or influence the purchase of the Darwin Services;

          (7) comply with Darwin policies and requests concerning the Darwin Services and the performance of the Sales Representative's obligations under this Agreement.

     (b) The Sales Representative and its employees will conduct themselves in support of Darwin's policies, products and business reputation and
                                                              --------------
          will adopt no sales methods which are contrary to the policies of
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          Darwin. The Sales Representative will not use, either orally or in
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          writing, describe any of the Darwin Services contrary to those descriptions contained in Darwin's advertising materials furnished to the Sales Representative and will not make any representation or warrant regarding Darwin Services except as provided for any Network Services Agreement.

     (c) The Sales Representative will provide Darwin with such financial statements and make such reports to Darwin as requested by Darwin regarding any matters of legitimate interest to Darwin, such as, for example, Sales Representative's activities under this Agreement, customers contacted, orders received, unsuccessful solicitations and sales completed. Darwin may also during regular business hours review
                                                  ----------------------
          with the Sales Representative such of the records, documents and matters that relate to the sale of the Darwin Services and performance of Sales Representative's obligation under this Agreement.

     (d) The Sales Representative will bear all expenses of nay nature in the conduct of the business.

4.   Prices and Terms of Sale. All Darwin Services will be offered for sale by
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the Sales Representative at current selling prices and on such terms and conditions as may be established periodically by Darwin.

5.   Sale Procedure. All proposals to perspective purchasers (an "Operators")
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for sale of the Darwin Services will be submitted on proposal forms and Networks
Services Agreements (an "NSA") supplied by Darwin and in accordance with Darwin policies and practices. All order for Darwin Services
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will be made out to Darwin, the original of each order will be forwarded to
Darwin promptly. Whenever feasible, orders will be taken on Darwin's proposal form/NSAs. All orders are subject to approval and acceptance solely by Darwin at its home office. Darwin will not be liable to the Sales Representative or to the Operator in any order not accepted by Darwin or delay or inability to perform any accepted order for any reason.

6.   Compensation.

     (a) The Sales Representative's sole compensation will be in the form of commissions on consummated sales of Darwin Services pursuant to an executed Network Services Agreement (NSA) substantially in the form of Exhibit A attached hereto, at such rates and under such policies respecting commissions as are provided in Exhibit A hereto, and a otherwise, including division of commissions among other sales representatives and persons contributing to any sale.

     (b) In the event of any controversy between the Sales Representative and any other person or persons as to whether the Sales Representative is entitled to all or any part of any commissions or discount, Darwin will decide such controversy and will award to the Sales Representative or such other person or persons such part of the commissions of discount as Darwin will determine. The determination of Darwin will be final and conclusive upon the Sales Representative to Darwin.

     (c) No commission will be due on (i) any other or NSA cancelled or purported to be cancelled by and Operator. Any commission or credit paid or granted for any such matters will be returned promptly by the Sales Representative to Darwin.

     (d) Commission payable, less any offset or charge backs, will be paid by Darwin on or before the fifteenth (15/th/) of the month following receipt by Darwin of an approved, executed NSA.

     (e) The Sales Representative will not be entitled to any commissions for sales to buyers who are or many be regarded by Darwin as national or international class Operators, to buyers located in open or unassigned marketing areas, or to domestic or foreign Operators buying for an export destination. Commissions, if any, on such sales will be subject to separate prior written agreement with Darwin in each case.

7.   Darwin Sales Assistance. Darwin agrees to:
     -----------------------

     (a) Refer to the Sales Representative all inquiries about the Darwin Services received from potential Hotel Operators in the Marketing Area, except inquiries from Operators.

     (b) Furnish to the Sales Representative at reasonable prices such quantities of Darwin's proposal forms/form NSAs, advertising material and the like as Darwin deems reasonably necessary, and

     (c)  Advertise the Darwin Services as Darwin deems advisable.
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8.   Confidential Information. All material and data furnished by Darwin to the
     ------------------------
Sales Representative, except promotional and advertising material, will be considered owned by Darwin and furnished in confidence for the sole personal information for the Sales Representative and its employees for necessary use in sales efforts under this Agreement. Such material and data will not be used in any way that is detrimental to Darwin or unnecessary for the purpose of this Agreement or contrary to any specific instructions of Darwin.

9.   Sales Representative Independent Contractor. This Agreement, and anything
     -------------------------------------------
done by the Sales Representative of Darwin in any capacity. The Sales Representative has no authority. Any persons employed by the Sales Representative will be the agents or employees of the Sales Representative and not of Darwin. The Sales Representative will be responsible for any and all its acts or omissions and those of his agent or employees. Sales Representative agrees to indemnify and save harmless Darwin from all losses, liabilities and costs incurred by Darwin on account of any acts or omissions of the Sales Representative or any of it agents or employees.

10.  Trade Names. The Sales Representative will not use the trade name "Darwin
     -----------
Networks" or any other trademark or trade name of Darwin (whether registered or not) or any simulation of them as part of the Sales Representative's firm or trade names. Any other use of the trade name "Darwin Networks" or any other trademark or trade name of Darwin will require the prior written authorization of Darwin. Any authorized use of such trademark or trade names will be only in conjunction with the sale or servicing of the Darwin Services. Any authorization granted maybe revoked at any time by Darwin and in all events will terminate upon the termination of this Agreement. The Sales Representative will then immediately take such action as is necessary to eliminate such trademarks or trade names from its name, signs stationery, telephone listings and from any other use made thereof in connection with its business. The Sales Representative will not register or attempt to register or assert ownership in any of Darwin's trade names, trademarks or other marks or any simulation of them.

11.  Competitive Services. Since it would conflict with Sales Representative's
     --------------------
sales efforts for Darwin Services, the Sales Representative will not represent or sell either as principal, agent or otherwise, nor will it have (or any of its owners) a financial or other interest in the manufacture or sale of any Darwin Services or product which, in the judgement of Darwin, is competitive with any product or Darwin Services or product manufactured or sold by Darwin, whether or not included under this Agreement, without prior written consent of Darwin. Darwin approves TEN to be able to provide their own service using the ATCOM IPORT solution. This is the only other service Darwin agrees to release TEN on the competitive services section 11.0 in this contract.

12.  Termination.
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     (a)  Either party hereto may terminate its Agreement without cause at any time on thirty- (30) days' written notice to the other party.

     (b) Darwin will have the right, at its option, to terminate this Agreement upon fifteen- (15) day's written notice to the Sales Representative if any of the following events occur. If the event Sales Representative becomes insolvent, is adjudged bankrupt, files or has filed against it any petition under any Federal Bankruptcy law or State insolvency law, has a receiver appointed
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          for its business or property makes an assignment for the benefit of creditors, or fails to pay Darwin promptly for any indebtedness due Darwin.

     (c) Darwin will have the right, at its option to terminate this Agreement upon thirty- (30) day's notice if any of the following events occur. If Sales Representative assigns this Agreement without the written consent of Darwin, upon any change in the composition of any Sales Representative partnership or upon any transfer, voluntary or by operation or flaw, of a majority of the voting stock of any Sales Representative corporation, if the Principal Manager (s) named below is not longer actively engaged in the management of the Sales Representative on a full time basis, if there is a change in full-time active management of the Sales Representative; or upon Sales Representative's breach of any other provisions of this Agreement not cured or corrected within ten (10) days of written notice of such breach.

13.  Effect of Termination
     ---------------------

     (a) After notice of termination of this Agreement, the Sales Representative will have ten (10) days to supply Darwin with complete copies of written proposals issued to customers. The Sales Representative will be entitled to its share of commissions only on orders based upon said proposals and accepted within sixty (60) days of each such notice of termination or such extension of this 60 day period as may be granted by Darwin under special circumstances. Commissions will be payable on such orders at the time and under the conditions as commissions would be payable if this Agreement had not been terminated. Acceptance by Darwin on such orders or referral of inquiries by Sales Representative to Darwin after termination will not be considered a renewal or extension of t his Agreement. The Sales Representative will have no claims for commissions on order thereafter obtained by Darwin regardless of the work or effort previously expended by the Sales Representative. Where a new sales representative is appointed to succeed as sales representative who has been terminated, such new sales representative will be paid a share of the total commission as determined by Darwin, commensurate with such work as he may perform.

     (b) Upon termination of this Agreement, the Sales Representative will return to Darwin all confidential Data, engineering data, technical data, price lists, customer lists and all other property of Darwin and copies of and excerpts from all of the above.

     (c) Sales Representative will also remove from its place of business, its listings, letterheads, catalogs and advertising and all reference to Darwin. It will not thereafter use any name, symbol, trademark or trade name tending to give the impression that the relationship between Darwin and the Sales Representative under this Agreement still exists, or do any other acts tending to impair trademarks, trade name or confidential material belonging to Darwin.

     (d) Termination will not release either party from payment of monies owing or from other unsatisfied obligations. Upon notice of termination, all monies, if any owed Darwin will be immediately due and payable.
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14.  Miscellaneous.
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     (a)  This Agreement will be interpreted according to laws of the
          Commonwealth of Kentucky. If any portion of this Agreement is invalid under any federal, state, local or other law or regulations, only such invalid portion will be ineffective and void.

     (b) This Agreement will be non-assignable and not-transferable by the Sales Representative unless the Sales Representative will first obtain the prior written consent of Darwin.

     (c) This Agreement cancels and supersedes all prior agreements, verbal or written, between the Sales Representative and Darwin.

     (d) THE COMPLETE AGREEMENT BETWEEN THE SALES REPRESENTATIVE AND DARWIN IS CONTAINED HEREIN AND NO ADDITIONAL OR DIFFERENT PROVISION, TERM OR CONDITION ASSERTED BY THE SALES REPRESENTATIVE WILL BE BINDING UNLESS AGREED TO IN WRITING BY DARWIN.

     (e) The failure of either party to insist upon strict performance of any provision of this Agreement by the other will not constitute a continuing waiver or affect either party's right to insist on strict performance. No waiver by either party of any breach by the other of any provisions of this Agreement will be considered a waiver of any other or subsequent breach.


IN WITNESS WHEREOF, the Sales Representative has duly executed this Agreement this 29/th/ day of June 1999, effective upon acceptance by Darwin.

                                             TEN Private Cable Systems Inc.
                                             3150 Celtic Avenue
                                             Vancouver BC V6N 3X7

                                             By:    /s/ Bill Massey
                                                    -------------------------
                                             Title: Bill Massey CEO
                                                    -------------------------

ACCEPTED                                     Darwin Networks Inc.
August 17, 1999
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By: /s/ David Wigglesworth
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Title: David Wigglesworth Vice President
       ---------------------------------
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                                   Exhibit A
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                              Commission Schedule

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* Information omitted pursuant to a request for confidential treatment.